ROBERT BRANTL, ESQ.

52 Mulligan Lane

Irvington, NY 10533

914-693-3026

robertbrantl@earthlink.net

September 29, 2014

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission

100 F Street, N. E.

Washington, DC 20549

Re:	Oz Saferooms Technologies, Inc.
Form S-1 Registration Statement

Ladies and Gentlemen:

I refer to the above-captioned registration statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") filed by Oz Saferooms Technologies, Inc., an Oklahoma corporation (the "Company"), with the Securities and Exchange Commission.

I have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as I have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on my examination mentioned above, I am of the opinion that the 4,000,000 shares of common stock being offered pursuant to the Registration Statement are duly authorized and will be, after subscription for and when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of my name under the caption "Legal Matters" in the prospectus comprising part of the Registration Statement.

Very truly yours,

/s/ Robert Brantl